EXHIBIT 10.41

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is made as of the 22nd day of September, 2000, between TRANSWESTERN WESTCHASE III, L.P. (“Lessor”) and EpicEdge, Inc., f/k/a DESIGN AUTOMATION SYSTEMS, INC. (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor’s predecessor-in-interest and Lessee are parties to that certain Office Lease Agreement dated December 1, 1995, as amendment by that certain First Amendment of Lease dated June 10, 1998 (the lease, as heretofore amended, is hereinafter referred to as the “Lease”), which Lease demised to Lessee certain premises described as Suites 370, 485 and 400 which currently contains approximately 7,603 square feet of Net Rentable Area in the aggregate (the “Premises”) located on the third and fourth floors of the building commonly known as the Westchase III Office Building located in Houston, Texas (the “Building”); and

WHEREAS, Lessor and Lessee desire to extend the term of the Lease, reduce the size of the Premises and to modify certain provisions of the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Lease is hereby amended as follows:

1.             DEFINED TERMS.  All capitalized terms used herein shall have the same meaning as ascribed to them in the Lease, unless otherwise defined herein.

2.             EXTENDED TERM/NON-RENEWAL.  The Term of the Lease is hereby extended from the period commencing December 1, 2000 and continuing through midnight on November 30, 2005 (the “Ending Date”).  Notwithstanding the foregoing to the contrary, the term of the Lease with respect to Suites 400 and 485 shall expire on November 30, 2000.  Lessee shall remain liable for all Monthly Base Rent, Additional Rent and all other sums due under the Lease with respect to Suites 400 and 485 up to and including the date the Lease with respect to such space expires even though billings for such may occur subsequent to such expiration.  As of the date hereof, the Premises contains approximately 7,603 square feet of Rentable Area.  As of December 1, 2000, the Premises shall contain approximately 4,270 square feet of Net Rentable Area for all purposes under the Lease and all references to Premises shall exclude Suites 400 and 485.

3.             MONTHLY BASE RENT.  Effective December 1, 2000, Lessee shall pay a monthly base rent for the Premises (excluding Suites 400 and 485) in the following amounts, payable in monthly installments in accordance with the Lease:

Period	Annual Base Rent	Monthly Base Rent
12/01/00 – 11/30/02	$75,792.50	$6,316.04
12/01/02 – 11/30/03	$77,927.50	$6,493.96
12/01/03 – 11/30/05	$80,062.50	$6,671.88

4.             LESSEE’S PROPORTIONATE SHARE.  Effective as December 1, 2000, Lessee’s Proportionate Share for the then existing Premises (consisting of Suite 370) shall be equal to 2.61%, subject to adjustment as provided in the Lease.

5.             BASIC COSTS AMOUNT.  Commencing on December 1, 2000 and continuing through the Ending Date, Lessee shall pay the amount by which Basic Costs exceed the Initial Basic Costs in accordance with the terms of the Lease except that during such period, the “Initial Basic Costs,” as defined in Section 1(g) and 8 of the Lease, shall be equal to the actual Basic Costs for the calendar year 2000.

6.             PARKING.  Commencing on December 1, 2000 and continuing through the Ending Date, Lessee shall be entitled to use a total of ten (10) unreserved parking spaces at no charge, leaving the number of reserved parking spaces unchanged at four (4) at a cost of $50.00 per space, per month, plus all applicable taxes.  Lessee’s use of such spaces shall be subject to and in accordance with the Lease.

7.             CONDITION OF THE PREMISES.  Lessee is currently in possession of the Premises and agrees that except for the terms and conditions contained in the Work Letter Agreement attached hereto as Exhibit B and by this reference made a part hereof, (i) to accept possession of the Premises in the condition existing on the date hereof “as is”, (ii) that neither Lessor nor Lessor’s agents has made any representations or warranties with respect to the Premises or the Building except as expressly set forth herein, and (iii) Lessor has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Premises.

8.             BINDING EFFECT.  The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof.  In the event of any conflict between the terms of the Lease and the terms of this Agreement, the terms of this Agreement shall control.  This Agreement shall be binding upon and inure to the benefit of Lessor, Lessee and their respective successors and permitted assigns.

9.             ESTOPPEL.  Lessee hereby acknowledges that as of the date hereof, Lessee has no claims arising under the Lease against Lessor, its agents or beneficiaries, or any one or more of the foregoing, and that Lessee knows of no default or failure on the part of Lessor to keep or perform any covenant, condition or undertaking to be kept or performed by Lessor under the Lease.

10.           REAL ESTATE BROKERS.  Lessor has retained Transwestern Commercial Services (“Lessor’s Agent”) as leasing agent in connection with this Agreement.  Lessor will be solely responsible for any fee that may be payable to Lessor’s Agent, such fee to be paid in accordance with separate written agreements.  Each of Lessor and Lessee represents and warrants to the other that it has not dealt with any broker in connection with this Agreement other than Lessor’s Agent and that, to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Agreement or is entitled to any fee or commission in connection herewith.  The execution and delivery of this Agreement by each party shall be conclusive evidence that each party has relied upon the foregoing representations and warranties.  Each of Lessor and Lessee shall indemnify, defend, protect and hold the other party harmless from and against any and all costs, expenses, claims and liabilities (including reasonable attorneys’ fees and disbursements) which the indemnified party may incur by

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reason of any claim of or liability to any broker, finder or like agent (other than Lessor’s Agent) arising out of any dealings claims to have occurred between the indemnifying party and the claimant in connection with this Agreement and/or the above representation being false.  The provisions of this Section 10 shall survive the expiration or earlier termination of the term of the Lease.

11.           SUBMISSION.  Submission of this Agreement by Lessor to Lessee for examination and/or execution shall not in any manner bind Lessor and no obligations on Lessor shall arise under this Agreement unless and until this Agreement is fully signed and delivered by Lessor and Lessee.

12.           EXCULPATION.  The liability of Lessor for Lessor’s obligations under the Lease, as amended by this Agreement (the “Amended Lease”), shall be limited to Lessor’s interest in the Building and the land thereunder and Lessee shall not look to any other property or assets of Lessor or the property or assets of any partner, shareholder, director, officer, principal, employee or agent, directly and indirectly, of Lessor (collectively, the “Parties”) in seeking either to enforce Lessor’s obligations under the Amended Lease or to satisfy a judgment for Lessor’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Lessor’s obligations under the Amended Lease.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to Lease to be executed as of the date first above written.

LESSOR:

TRANSWESTERN WESTCHASE III, L.P.

By:	Transwestern Investment Company, L.L.C.,
its authorized agent

By:	/s/ [ILLEGIBLE]
Its: Authorized Signer

LESSEE: EpicEdge, Inc., f/k/a DESIGN
AUTOMATION SYSTEMS, INC.

By:	/s/ [ILLEGIBLE]
	Its:	VP of Operations

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EXHIBIT “A”

[Intentionally omitted]

A-1

EXHIBIT “B”

WORK LETTER AGREEMENT

This Work Letter Agreement supplements and is hereby incorporated into that certain lease (hereinafter referred to as the “Lease”) dated and executed concurrently herewith by and between TRANSWESTERN WESTCHASE III, L.P. (“Lessor”) and EpicEdge, Inc. f/k/a DESIGN AUTOMATION SYSTEMS, INC. (“Lessee”) with the terms defined in the Lease to have the same definition where used herein.

1.             The Premises is leased to Lessee in its “AS IS” condition and this Work Letter Agreement is intended to set forth the obligations of Lessor and Lessee with respect to the preparation of the Premises for Lessee’s continued occupancy thereof.  All improvements described in this Work Letter Agreement to be constructed in and upon the Premises are hereinafter referred to as the “Lessee Improvements.”  It is agreed that construction of the Lessee Improvements will be completed in accordance with the procedures set forth in this Work Letter Agreement.

2.             Lessee shall devote such time in consultation with Lessor or Lessor’s agent as may be required to provide all necessary information to Lessor or Lessor’s agent as Lessor deems necessary in order to enable Lessor to complete, and obtain Lessee’s written approval of, the final layout, drawings, and plans for the Premises.  If Lessee fails to furnish any such information, or fails to approve layout, drawings, or plans within five (5) business days after written request, Lessor may, at its election, be disscharged of its obligations under this Work Letter Agreement, but the same shall not affect or diminish Lessee’s duties and obligations set forth in the Lease, and Lessee agrees to pay on demand all costs and expenses and increased unit prices incurred by Lessor on account of Lessee’s failure to furnish such information and approved drawings within such prescribed times.  All of Lessee’s plans and specifications shall be subject to Lessor’s consent, the granting or denial of which shall be in Lessor’s sole discretion.

3.             Space planning and construction drawings and, when deemed necessary by Lessor, engineering drawings, shall be prepared by Lessor’s architect.  Unless otherwise provided in Exhibit “B-2”, Lessee shall pay for additional space planning services beyond those specified above, for Lessor’s standard construction and engineering drawings covering Lessor’s Building Standard materials as defined in Exhibit “B-1”, and for any non-standard construction and engineering drawings, or any additional costs for drawings occasioned by special installation other than Building Standard.  Lessee may pay for such services out of the Allowance, if any, provided in Exhibit “B-2”.  Lessee shall furthermore be responsible for the design, function and maintenance of all special improvements, whether installed by Lessor at Lessee’s request or installed by Lessee with Lessor’s prior written approval.  Lessee shall use the Building Standard materials unless other materials are expressly approved in writing by Lessor.

4.             Prior to commencing any construction of Lessee Improvements, Lessor shall submit to Lessee a written estimate setting forth the anticipated cost of the Lessee Improvements (excluding any costs which may be specified herein or in Exhibit “B-2” as being borne by Lessor), including but not limited to labor and materials, contractor’s fees (including Lessor’s construction management fee in the amount of 5% of the total cost of Lessee Improvements), permit fees, space planning, initial space planning drawings (to include one revision), construction, and engineering drawing costs.  Within five (5) business days thereafter, Lessee shall either notify Lessor in writing of its approval of the cost estimate, or specify its objections thereto and desired changes to the proposed Lessee Improvements.  In the event Lessee notifies Lessor of such objections and desired changes, Lessee shall work with Lessor to reach acceptable plans and cost estimate; provided, however, if Lessee fails to give written approval of a cost estimate within ten (10) business days following delivery to Lessee of the original cost estimate, Lessee shall be chargeable with one day of delay for each day thereafter until Lessee provides to Lessor in writing its approval of a cost estimate.

5.             In the event Lessor’s estimate and/or the actual cost of construction shall exceed the Allowance (as defined in Exhibit “B-2” attached hereto), if any (such amounts exceeding the Allowance being herein referred to as the “Excess Costs”), Lessee shall pay to Lessor such Excess Costs as follows:

(a)           Lessee shall deliver to Lessor, with its approval of the Lessor’s estimate, and in any event prior to commencement of construction, an amount equal to fifty percent (50%) of the Excess Costs as then estimated by Lessor.

(b)           After substantial completion of the Lessee Improvements, but prior to occupancy of the Premises by Lessee, Lessee shall pay to Lessor on demand an amount which when added to the initial payment described in subparagraph (a) above equals ninety percent (90%) of the Excess Costs as then estimated by Lessor.

(c)           As soon as the final accounting can be prepared and submitted to Lessee, Lessee shall pay on demand to Lessor the entire balance of the Excess Costs based upon the actual cost of construction.

The statements of costs submitted to Lessor by Lessor’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein.  The amounts payable hereunder constitute other rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

If Lessee shall request any change, addition or alteration in the working drawings, after approval by Lessor and Lessee, Lessor shall have such working drawings prepared, and Lessee shall promptly reimburse Lessor for the cost thereof.  Promptly upon completion of the revisions, Lessor shall notify Lessee in writing of the cost which will be chargeable to Lessee by reason of such change, addition or deletion.  Lessee shall, within three (3) business days thereafter, notify Lessor in writing whether it desires to proceed with such change, addition or deletion.  In the absence of such written authorization, Lessor shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Lessor may elect to discontinue work on the Premises, in which event Lessee shall be chargeable with a delay in completion of the Premises resulting therefrom.  In the event such revisions result in a higher estimate of the cost of construction, Lessee shall pay to Lessor an amount sufficient to provide Lessor with the above-described fifty percent (50%) (or if applicable ninety percent (90%)) payment toward Excess Costs.

Following approval of the plans and the payment by Lessee of the required portion of the Excess Costs, if any, Lessor shall cause the Lessee Improvements to be constructed in accordance with the approved plans.  Unless otherwise specifically provided in the approved plans, all material used in the construction of the Lessee’s Improvements shall be of such quality as determined by Lessor’s architect.

EXHIBIT “B-1”

1.  The Building Standard (herein so called) materials are the following:

A.     FLOORING:

Grade and quality of carpeting to be selected by Lessor, with color to be selected by Lessee from those offered by Lessor.

B.      WINDOW COVERING:

At Lessor’s option, miniblinds or drapes in Lessor’s uniform color.

C.      CEILING:

Acoustical tiles - Grid system.

D.      PARTITIONS:

Sheetrock partitions with tape, bed, texture and paint finish,

E.      DOORS:

Solid core door with metal frame and hardware.

F.      LIGHT SWITHCES:

Single pole light switches.

G.      TELEPHONE FACILITIES:

Standard unwired telephone outlets (ring and string) mounted on partitions.  Lessee must make timely arrangements for telephone installation and is responsible for all charges related to such installation.

H.      LIGHT FIXTURES:

Recessed fluorescent lighting fixtures.

B-1-1

EXHIBIT “B-2”

Lessor agrees to provide Lessee an allowance (the “Allowance”) of $7.00 per square foot of Net Rentable Area in the Premises (which for purposes hereof is agreed will be 4,270 square feet as of December 1, 2000), being the total sum of $29,890.00 toward the cost of the Lessee Improvements.  Lessee shall not be entitled to any credit for any amount not applied to the cost of the Lessee Improvements.  In the event the Allowance shall not be sufficient to complete the improvements contemplated by the approved plans, Lessee shall pay the Excess Costs as prescribed in Exhibit “B”.

B-2-1